Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

The following letter, dated May 22, 2001 is being mailed to stockholders of the Registrant:

To Our Shareholders

MedImmune is starting the year 2001 stronger than ever.  So far this year, we have announced several significant developments expected to positively impact our future, including: the advancement of several products in our pipeline; the acquisition of two early stage research projects; the incorporation of MedImmune Oncology into our Gaithersburg headquarters facility; and the hiring of Gregory Patrick as our new chief financial officer.  Financially, we also continued making  excellent progress.  For the first
quarter of 2001, we achieved record revenues and earnings.   Total revenues grew 19 percent to $245 million,  primarily due to the
ongoing growth in worldwide sales of Synagis(R)(palivizumab), which increased 26 percent to $221 million.   As a result of the
outstanding effort of our sales force, and that of our partner Abbott Laboratories, we estimate that over 115,000 babies received
Synagis during the 2000/2001 RSV season to prevent respiratory syncytial virus infection. Net earnings for the 2001 quarter also grew dramatically to $79 million.

Our clinical stage pipeline continues to make progress.  MEDI-507, our anti-T cell antibody, began Phase 2 clinical testing in psoriasis during the first quarter, which we hope to complete around year end. This should put us in a position, if all goes well,
to start Phase 3 testing in early 2001.   We anticipate that data from our previously completed Phase 1 and Phase 1/2 studies will be presented at medical conferences in June and September of this year.  Our urinary tract infection (UTI) vaccine project also continued to make good progress during the first quarter. We continued enrolling patients in a Phase 2 study in women with recurrent urinary tract infections that began in December 2000 and we began a Phase 2 study in women who had not yet had a UTI. If these trials prove successful, we anticipate starting Phase 3 studies in 2002.  Our human papillomavirus (HPV) vaccine for cervical cancer is also currently in Phase 2 testing.  In July, the FDA's Vaccines and Related Biological Products Advisory
Committee will meet to determine acceptable Phase 3 endpoints for any HPV vaccine targeting cervical cancer.  We hope that the results of this meeting, and the data from the ongoing Phase 2 studies, will allow our partner, GlaxoSmithKline, to begin Phase 3 studies in 2002.  In addition, you'll remember that U.S. Bioscience had initiated in 1996 a Phase 3 program for NeuTrexin(R)
(trimetrexate glucuronate for injection) in colorectal cancer which we expected to conclude this year.  The preliminary data analysis indicates that the program did not achieve its primary endpoint with statistical significance.  We'll complete the analysis over the summer and present the results at a future medical meeting.  Given the uncertainty associated with this program, we had not assumed approval in any of our plans and, therefore, this outcome will not affect our operations or outlook.

In February 2001, we announced a new research and development opportunity with a private biotechnology company called Targesome.
Together we will evaluate the combination of our anti-angiogenesis product, Vitaxin(TM), with Targesome's proprietary nanoparticle technology to possibly create  a tumor-targeting particle.  We hope that this sort of product will prove to be efficacious in killing solid tumors via two different mechanisms of action: by blocking new vasculature that would otherwise allow tumors to grow and spread, and by delivering chemo/radiotherapeutic agents specifically to the tumor.  Targesome plans to initiate Phase 1 clinical testing later this year.  MedImmune will be responsible for any subsequent clinical development, manufacturing and marketing.

In early April, we announced a new project that fits strategically well with our strengths in antibody development and manufacturing and our position as a leader in the respiratory disease marketplace.  This project is a research collaboration and a worldwide exclusive licensing agreement with Genaera Corporation to develop and commercialize antibodies or recombinant molecules against IL-9 to prevent symptoms of asthma and other respiratory diseases. Our scientists have been interested in this project for some time and are excited to begin work on the project. Literature published by Genaera and its collaborators clearly demonstrates that IL-9 is linked to the pathogenesis of asthma and the development of certain clinical features, including bronchial hyper-responsiveness and mucus production.  Additionally, IL-9 may contribute to other respiratory disorders including chronic obstructive pulmonary disease and cystic fibrosis. We believe that by delivering an anti-IL-9 product to the lung, we may be able to block the response in the lung to IL-9 and successfully treat patients suffering from these diseases. Genaera has developed a series of murine monoclonal antibodies against IL-9, which we will use as a starting point for development of this anti-IL-9 product.

As you can see, we continue to make solid progress on both the financial and development fronts.  As such, we expect this year to be one of the most exciting in our history.  With subsequent letters, I'll keep you abreast of our progress.  I hope you share my enthusiasm and I'll look forward to our next communication.

/s/ David M. Mott
David M. Mott
Chief Executive Officer and Vice Chairman

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties.  Such statements reflect management's current views and are based on certain assumptions.  Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future. The company is also developing several products for potential future marketing.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)

Condensed Consolidated Statements of Operations (Unaudited)
-----------------------------------------------------------

                                                         Three Months Ended March 31,
                                                       2001                      2000
                                                   -----------               -----------
 Revenues:
     Product sales                                 $   235,202               $   195,776
     Other revenue                                       9,994                     9,749
                                                   -----------               -----------
                                                       245,196                   205,525
                                                   -----------               -----------
Costs and expenses:
     Cost of sales                                      52,803                    45,028
     Research and development                           18,699                    15,493
     Selling, general and administrative                59,740                    50,673
     Other operating expenses                            2,108                     2,292
                                                   -----------               -----------
                                                       133,350                   113,486
                                                   -----------               -----------
Interest income, net                                    10,093                     5,059
                                                   -----------               -----------
Earnings before income taxes and cumulative
   effect of a change in accounting principle          121,939                    97,098
Provision for income taxes                              43,288                    34,700
                                                   -----------               -----------

Earnings before cumulative effect of a change
   in accounting principle                              78,651                    62,398
Cumulative effect of a change in accounting
   principle, net of tax benefit                            --                   (33,821)
                                                   -----------               -----------
     Net earnings                                  $    78,651               $    28,577
                                                   ===========               ===========

Basic earnings per share:
     Earnings before cumulative effect of a
        change in accounting principle             $      0.37               $      0.30
     Cumulative effect of a change in
        accounting principle, net of tax                    --                     (0.16)
                                                   -----------               -----------
            Net earnings                           $      0.37               $      0.14
                                                   ===========               ===========
Shares used in computing
   basic earnings per share                            212,164                   205,908
                                                   ===========               ===========

Diluted earnings per share:
     Earnings before cumulative effect of a
        change in accounting principle             $      0.36               $      0.29
     Cumulative effect of a change in
        accounting principle, net of tax                  0.00                     (0.16)
                                                   -----------               -----------
            Net earnings                           $      0.36               $      0.13
                                                   ===========               ===========

Shares used in computing
   diluted earnings per share                          219,825                   218,721
                                                   ===========               ===========

Condensed Consolidated Balance Sheets
--------------------------------------
                                                     March 31,              December 31,
                                                       2001                      2000
                                                   -----------               -----------
                                                     unaudited
Assets:
     Cash and marketable securities                   $660,445                  $526,254
     Trade and contract receivables, net               132,890                   121,294
     Inventory, net                                     46,407                    48,965
     Deferred taxes, net                               185,528                   217,080
     Property and equipment, net                        85,865                    86,383
     Other assets                                        8,312                     6,599
                                                   -----------               -----------
                                                   $ 1,119,447               $ 1,006,575
                                                   ===========               ===========
Liabilities and shareholders' equity:
     Accounts payable                              $     2,317               $     3,090
     Accrued expenses                                  138,889                   112,712
     Other liabilities                                  31,413                    36,889
     Long term debt                                     10,101                    10,302
     Shareholders' equity                              936,727                   843,582
                                                   -----------               -----------
                                                   $ 1,119,447               $ 1,006,575
                                                   ===========               ===========
Common shares outstanding                              212,773                   211,348
                                                   ===========               ===========

                                                 SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned thereunto duly authorized.

                                            MEDIMMUNE, INC.
                                            ----------------------------
                                            (Registrant)

                                            /s/ David M. Mott
Date: May 22, 2001                          David M. Mott
                                            Chief Executive Officer